Exhibit 3.2

PROPOSED RESOLUTION AMENDING BY-LAWS

FOR ADOPTION BY BOARD OF DIRECTORS OF

PENTAIR, INC.

WHEREAS, the Direct Registration Profile Modification System (DRPMS) will be effective for all NYSE listed securities on or after November 1, 2001;

WHEREAS, the NYSE requires all listed companies to ensure that Bylaws in effect permit book-entry or direct registration of all shares issued by NYSE issuers by November 1, 2001;

WHEREAS, Minnesota corporate law permits issuance of securities by Minnesota corporations in certificate-less or book entry form, by adoption of enabling resolutions in corporate articles or bylaws;

WHEREAS, the Corporation has issued book entry securities in the past and desires to ratify and confirm that practice in conjunction with the implementation of the DRPMS system for brokerage and other transactions;

NOW, THEREFORE, BE IT HEREBY

RESOLVED, that the Corporation adopt an amendment to its Bylaws, as restated August 23, 2000, in the form of Exhibit A, in order to ensure compliance with NYSE requirements for qualification for DRPMS and similar book entry or direct registration transactions;

FURTHER RESOLVED, that the Board hereby ratifies, confirms and approves all issuances of book entry or other certificate-less securities of the Corporation whether made prior to or following the effective date of this amendment to the Corporation’s Bylaws; and

FURTHER RESOLVED, that any one or more of the Corporation’s officers is hereby authorized and directed to take any and all actions necessary or appropriate to carry out the intent of this resolution.

ARTICLE IV

Capital Stock

Section 1.              Certificates for Shares. Every owner of shares of the Corporation shall be entitled to a certificate, to be in such form as shall be prescribed by the Board of Directors, certifying the number of shares of the Corporation owned by such shareholder.  The certificates for such shares shall be numbered in the order in which they shall be issued and shall be signed, in the name of the Corporation, by the Chairman, Chief Executive Officer or President and by the Chief Financial Officer, Treasurer or Secretary of the Corporation or by such officers as the Board of Directors may designate.  If the certificate is signed by a transfer agent or registrar, such signatures of the corporate officers may be by facsimile if authorized by the Board of Directors.  Every certificate surrendered to the Corporation for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled, except in cases provided for in Section 4 of this Article IV.  Notwithstanding the foregoing, unless the Board of Directors shall provide otherwise, all of the shares of the Corporation may be issued without certificates.

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Section 3.              Transfer of Shares.  Transfer of shares on the books of the Corporation may be authorized only by the shareholder, or the shareholder’s legal representative, or the shareholder’s duly authorized attorney-in-fact, and, in the case of shares represented by certificates, upon surrender of the certificate or the certificates for such shares or, in the case of shares without certificates, by delivery of written assignment in respect of the shares being transferred.  The Corporation may treat as the absolute owner of shares of the Corporation, the person or persons in whose name shares are registered on the books of the Corporation.